EXHIBIT 10.4

INDEPENDENT MANAGER AGREEMENT

THIS INDEPENDENT MANAGER AGREEMENT (the “Agreement”) is made as of June 12, 2019, by and between Alta Mesa Holdings GP, LLC, a Texas limited liability company (the “Company”), and Patrick J. Bartels Jr. (“Manager”).

BACKGROUND

WHEREAS, the Company desires and has requested that Manager serve as an independent manager of the Company.

WHEREAS, the Company and Manager are entering into this Agreement to induce the Manager to serve in the capacity set forth above and to set forth certain understandings between the parties.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements and promises contained herein, and other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, Company and Manager hereby agree as follows:
1.    DUTIES. Manager agrees to (i) serve as an independent manager of the Company and to be available to perform the duties consistent with such position pursuant to the Articles of Organization of the Company and the Sixth Amended and Restated Limited Liability Company Agreement of the Company (all as amended and as may be amended from time to time, and, together, the “Organizational Documents”) and the laws of the state of Texas; and (ii) serve as a member of one or more committees of the Board of Managers (the “Board”) as may be requested from time to time by the Company or a majority of the Board, and for which Manager is qualified to serve. Manager agrees to devote as much time as is reasonably necessary to perform completely his duties as an independent manager of the Company. The parties hereto acknowledge and agree that Manager is being engaged to serve as an independent manager of the Company only and is not being engaged to serve, and shall not serve, the Company in any other capacity.
2.    TERM. By execution of this Agreement, Manager accepts his appointment or election as independent manager of the Company and agrees to serve in such capacity until the earlier of (i) the election and qualification of a successor to Manager, and (ii) Manager’s death, resignation or removal.
3.    COMPENSATION. For all services to be rendered by Manager hereunder, and so long as Manager has not been removed as a manager of the Company, the Company agrees to pay, or to cause one or more of its subsidiaries or affiliates to pay, Manager a monthly fee of $25,000, payable in advance each month on the first business day of each applicable month, with the first monthly fee due upon execution of this Agreement; provided, however, that notwithstanding anything in this Agreement to the contrary, Manager shall be entitled to receive a minimum of $225,000 in aggregate fees from the Company to the extent the Manager is removed as a manager of the Company without cause.

As used herein, “cause” “means any of the following: (A) the Manager’s final conviction by a court of competent jurisdiction of a felony involving moral turpitude, or entering the plea of nolo contendere to such felony by the Manager; (B) the commission by the Manager of a demonstrable act of material fraud, or a proven and material misappropriation of funds or other property, of or upon the Company or any of its affiliates; (C) the engagement by the Manager, without the written approval of the Company, in any material activity which directly competes with the business of the Company or any of its affiliates, or which would directly result in a material injury to the business or reputation of the Company or any of its affiliates; or (D) the breach by Manager of any material provision of this Agreement. With respect to items (C) and (D) above, in order to constitute “cause” hereunder, Manager must also fail to cure such breach within a reasonable time period set by the Company but in no event less than twenty (20) calendar days after Manager’s receipt of such notice.

4.    EXPENSES. In addition to the compensation provided in Section 3 hereof, the Company will reimburse or will cause one or more of its subsidiaries to reimburse Manager for reasonable and documented business-related expenses incurred in good faith in the performance of Manager’s duties for the Company. Such payments shall be made by the Company or one or more of its subsidiaries or affiliates upon submission by Manager of a signed statement itemizing the expenses incurred. Such statement shall be accompanied by sufficient documentary matter to support the expenditures.
5.    CONFIDENTIALITY. The Company and Manager each acknowledge that in order for Manager to perform his duties as an independent Manager of the Company, Manager shall necessarily be obtaining access to certain confidential information concerning the Company and its affiliates (“Confidential Information”). The rights and obligations of Manager and the Company with respect to such Confidential Information are governed by the terms of that certain Confidentiality Agreement, dated as of June 8, 2019, between Company and Manager.
6.    INDEMNIFICATION.
(a)     Certain Definitions. For purposes of this Section 6:
References to “agent” shall mean any person who is or was a manager, officer or employee of the Company or other person authorized by the Company to act for the Company.
“Corporate Status” describes the status of a person who is or was a manager of the Company.
“Disinterested Manager” shall mean a manager of the Company who is not and was not a party to the Proceeding (as defined below) in respect of which indemnification is sought by Manager.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Expenses” shall include all direct and indirect costs, fees and expenses of any type or nature whatsoever, including, without limitation, all reasonable attorneys’ fees and costs, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, fees of private investigators and professional advisors, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, fax transmission charges, secretarial services and all other disbursements, obligations or expenses in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settlement or appeal of, or otherwise participating in, a Proceeding (as defined below), including reasonable compensation for time spent by Manager for which he or she is not otherwise compensated by the Company or any third party. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding (as defined below), including without limitation the principal, premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent. Expenses, however, shall not include amounts paid in settlement by Manager or the amount of judgments or fines against Manager.
References to “fines” shall include any excise tax assessed on Manager with respect to any employee benefit plan; and if Manager acted in good faith and in a manner Manager reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan, Manager shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Agreement.
“Independent Counsel” shall mean a law firm or a member of a law firm with significant experience in matters of corporation law and that neither presently is, nor in the past five years has been, retained to represent: (i) the Company or Manager in any matter material to either such party (other than with respect to matters concerning Manager under this Agreement, or of other indemnitees under similar indemnification agreements); or (ii) any other party to the Proceeding (as defined below) giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Manager in an action to determine Manager’s rights under this Agreement.
The term “Person” shall have the meaning as set forth in Sections 13(d) and 14(d) of the Exchange Act as in effect on the date hereof; provided, however, that “Person” shall exclude: (i) the Company; (ii) any Subsidiaries (as defined below) of the Company; (iii) any employment benefit plan of the Company or of a Subsidiary (as defined below) of the Company or of any corporation owned, directly or indirectly, by the members of the Company in substantially the same proportions as their ownership of membership interests of the Company; and (iv) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Subsidiary (as defined below) of the Company or of a corporation owned directly or indirectly by the members of the Company in substantially the same proportions as their ownership of membership interests of the Company.
The term “Proceeding” shall include any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the right of the Company or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative or investigative or related nature, in which Manager was, is, will or might be involved as a party or otherwise by reason of the fact that Manager is or was a manager of the Company, by reason of any action (or failure to act) taken by him or of any action (or failure to act) on his part while acting as a manager of the Company, in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses can be provided under this Agreement.

The term “Subsidiary,” with respect to any Person, shall mean any corporation, limited liability company, partnership, joint venture, trust or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by that Person.
(b)     Indemnity in Third-Party Proceedings. To the fullest extent permitted by applicable law, the Company shall indemnify, hold harmless and exonerate Manager in accordance with the provisions of this Section 6(b) if Manager was, is, or is threatened to be made, a party to or a participant (as a witness, deponent or otherwise) in any Proceeding, other than a Proceeding by or in the right of the Company to procure a judgment in its favor by reason of Manager’s Corporate Status. Pursuant to this Section 6(b), Manager shall be indemnified, held harmless and exonerated against all Expenses, judgments, liabilities, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties and amounts paid in settlement) actually, and reasonably incurred by Manager or on his behalf in connection with such Proceeding or any claim, issue or matter therein, if Manager acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal Proceeding, had no reasonable cause to believe that his conduct was unlawful.
(c)    Indemnity in Proceedings By or in the Right of the Company. To the fullest extent permitted by applicable law, the Company shall indemnify, hold harmless and exonerate Manager in accordance with the provisions of this Section 6(c) if Manager was, is, or is threatened to be made, a party to or a participant (as a witness, deponent or otherwise) in any Proceeding by or in the right of the Company to procure a judgment in its favor by reason of Manager’s Corporate Status. Pursuant to this Section 6(c), Manager shall be indemnified, held harmless and exonerated against all Expenses actually and reasonably incurred by him or on his behalf in connection with such Proceeding or any claim, issue or matter therein, if Manager acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. No indemnification, hold harmless or exoneration for Expenses shall be made under this Section 6(c) in respect of any claim, issue or matter as to which Manager shall have been finally adjudged by a court to be liable to the Company, unless and only to the extent that any court in which the Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Manager is fairly and reasonably entitled to indemnification, to be held harmless or to exoneration.
(d)    Indemnification for Expenses of a Party Who Is Wholly or Partly Successful. Notwithstanding any other provisions of this Agreement, to the extent that Manager was or is, by reason of Manager’s Corporate Status, a party to (or a participant in) and is successful, on the merits or otherwise, in any Proceeding or in defense of any claim, issue or matter therein, in whole or in part, the Company shall, to the fullest extent permitted by applicable law, indemnify, hold harmless and exonerate Manager against all Expenses actually and reasonably incurred by him in connection therewith. If Manager is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall, to the fullest extent permitted by applicable law, indemnify, hold harmless and exonerate Manager against all Expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter. If Manager is not wholly successful in such Proceeding, the Company also shall, to the fullest extent permitted by applicable law, indemnify, hold harmless and exonerate Manager against all Expenses reasonably incurred in connection with a claim, issue or matter related to any claim, issue, or matter on which Manager was successful. For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.
(e)    Indemnification for Expenses as a Witness. Notwithstanding any other provision of this Agreement, to the extent that Manager is, by reason of his Corporate Status, a witness or deponent in any Proceeding to which Manager was or is not a party or threatened to be made a party, he shall, to the fullest extent permitted by applicable law, be indemnified, held harmless and exonerated against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith.
(f)    Additional Indemnification, Hold Harmless, and Exoneration Rights. Notwithstanding any limitation in Sections 6(b), 6(c), or 6(d), the Company shall, to the fullest extent permitted by applicable law, indemnify, hold harmless and exonerate Manager if Manager is a party to or threatened to be made a party to any Proceeding (including a Proceeding by or in the right of the Company to procure a judgment in its favor) against all Expenses, judgments, liabilities, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, liabilities, fines, penalties and amounts paid in settlement) actually and reasonably incurred by Manager in connection with the Proceeding. No indemnification, hold harmless or exoneration rights shall be available under this Section 6(f)(i) on account of Manager’s conduct which is an act or omission not in good faith or which involves intentional misconduct or a knowing violation of the law.

(g)    Contribution in the Event of Liability.

(i)    To the fullest extent permissible under applicable law, if the indemnification, hold harmless and/or exoneration rights provided for in this Agreement are unavailable to Manager in whole or in part for any reason whatsoever, the Company, in lieu of indemnifying, holding harmless or exonerating Manager, shall pay, in the first instance, the entire amount incurred by Manager, whether for judgments, liabilities, fines, penalties, amounts paid or to be paid in settlement and/or for Expenses, in connection with any Proceeding without requiring Manager to contribute to such payment, and the Company hereby waives and relinquishes any right of contribution it may have at any time against Manager.
(ii)    The Company shall not enter into any settlement of any Proceeding in which the Company is jointly liable with Manager (or would be if joined in such Proceeding) unless such settlement provides for a full and final release of all claims asserted against Manager.
(iii)    The Company hereby agrees to fully indemnify, hold harmless and exonerate Manager from any claims for contribution which may be brought by officers, managers, directors or employees of the Company other than Manager who may be jointly liable with Manager.
(h)    Exclusions. Notwithstanding any provision in this Agreement, the Company shall not be obligated under this Agreement to make any indemnification, advance expenses, hold harmless or exoneration payment in connection with any claim made against Manager:
(i)    for which payment has actually been received by or on behalf of Manager under any insurance policy, contract, agreement or other indemnity or advancement provision or otherwise, except with respect to any excess beyond the amount actually received under any insurance policy, contract, agreement, other indemnity or advancement provision or otherwise;
(ii)    for an accounting of profits made from the purchase and sale (or sale and purchase) by Manager of securities of the Company within the meaning of Section 16(b) of the Exchange Act (or any successor rule) or similar provisions of state statutory law or common law; or
(iii)    except as otherwise provided in Sections 6(m)(vi) and 6(m)(vii) hereof, in connection with any Proceeding (or any part of any Proceeding) initiated by Manager, including any Proceeding (or any part of any Proceeding) initiated by Manager against the Company or its managers, directors, officers, employees or other indemnitees, unless (A) the Board authorized the Proceeding (or any part of any Proceeding) prior to its initiation or (B) the Company provides the indemnification, advance of expenses, hold harmless or exoneration payment, in its sole discretion, pursuant to the powers vested in the Company under applicable law. Manager shall seek payments or advances from the Company only to the extent that such payments or advances are unavailable from any insurance policy of the Company covering Manager.
(i)    Advances of Expenses; Defense of Claim.
(i)    Notwithstanding any provision of this Agreement to the contrary, and to the fullest extent not prohibited by applicable law, the Company shall pay the Expenses incurred by Manager (or reasonably expected by Manager to be incurred by Manager within three months) in connection with any Proceeding within ten (10) days after the receipt by the Company of a statement or statements requesting such advances from time to time, prior to the final disposition of any Proceeding. Advances shall, to the fullest extent permitted by law, be unsecured and interest free. Advances shall, to the fullest extent permitted by law, be made without regard to Manager’s ability to repay the Expenses and without regard to Manager’s ultimate entitlement to be indemnified, held harmless or exonerated under the other provisions of this Agreement. Advances shall include any and all reasonable Expenses incurred pursuing a Proceeding to enforce this right of advancement, including Expenses incurred preparing and forwarding statements to the Company to support the advances claimed. To the fullest extent required by applicable law, such payments of Expenses in advance of the final disposition of the Proceeding shall be made only upon the Company’s receipt of (i) an undertaking, by or on behalf of Manager, to repay the advanced amounts to the extent that it is ultimately determined that Manager is not entitled to be indemnified, held harmless or exonerated by the Company under the provisions of this Agreement, the Organizational Documents, applicable law or otherwise, and (ii) a written affirmation by the Manager of his good faith belief that he has met the standard of conduct necessary for indemnification under Title 1, Chapter 8 of the Texas Business Organizations Code. This Section 6(i)(i) shall not apply to any claim made by Manager for which an indemnification, advance of expenses, hold harmless or exoneration payment is excluded pursuant to Section 6(h).
(ii)    The Company will be entitled to participate in the Proceeding at its own expense.
(iii)    The Company shall not settle any action, claim or Proceeding (in whole or in part) which would impose any Expense, judgment, liability, fine, penalty or limitation on Manager without Manager’s prior written consent.

(j)    Procedure for Notification and Application for Indemnification.
(i)    Manager agrees to notify promptly the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding, claim, issue or matter therein which may be subject to indemnification, hold harmless or exoneration rights, or advancement of Expenses covered hereunder. The failure of Manager to so notify the Company shall not relieve the Company of any obligation which it may have to Manager under this Agreement, or otherwise.
(ii)    Manager may deliver to the Company a written application to indemnify, hold harmless or exonerate Manager in accordance with this Agreement. Such application(s) may be delivered from time to time and at such time(s) as Manager deems appropriate in his sole discretion. Following such a written application for indemnification by Manager, Manager’s entitlement to indemnification shall be determined according to Section 6(k)(i) of this Agreement.
(k)    Procedure Upon Application for Indemnification.
(i)    A determination, if required by applicable law, with respect to Manager’s entitlement to indemnification shall be made in the specific case by one of the following methods, which shall be at the election of Manager: (A) by a majority vote of the Disinterested Managers, even though less than a quorum of the Board, (B) by a committee of such managers designated by majority vote of such managers, or (C) if there are no Disinterested Managers or if such managers so direct, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to Manager. The Company promptly will advise Manager in writing with respect to any determination that Manager is or is not entitled to indemnification, including a description of any reason or basis for which indemnification has been denied. If it is so determined that Manager is entitled to indemnification, payment to Manager shall be made within ten (10) days after such determination. Manager shall reasonably cooperate with the person, persons or entity making such determination with respect to Manager’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Manager and reasonably necessary to such determination. Any costs or Expenses (including reasonable attorneys’ fees and disbursements) incurred by Manager in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Manager’s entitlement to indemnification) and the Company hereby agrees to indemnify and to hold Manager harmless therefrom.
(ii)    In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 6(k)(i) hereof, the Independent Counsel shall be selected as provided in this Section 6(k)(ii). The Independent Counsel shall be selected by Manager (unless Manager shall request that such selection be made by the Board), and Manager shall give written notice to the Company advising it of the identity of the Independent Counsel so selected and certifying that the Independent Counsel so selected meets the requirements of “Independent Counsel” as defined in Section 6(a) of this Agreement. If the Independent Counsel is selected by the Board, the Company shall give written notice to Manager advising him of the identity of the Independent Counsel so selected and certifying that the Independent Counsel so selected meets the requirements of “Independent Counsel” as defined in Section 6(a) of this Agreement. In either event, Manager or the Company, as the case may be, may, within ten (10) days after such written notice of selection shall have been received, deliver to the Company or to Manager, as the case may be, a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 6(a) of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If such written objection is so made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court of competent jurisdiction has determined that such objection is without merit. If, within twenty (20) days after submission by Manager of a written request for indemnification pursuant to Section 6(j)(ii) hereof, no Independent Counsel shall have been selected and not objected to, either the Company or Manager may petition any court in the State of Texas having subject matter jurisdiction thereof and in which venue is proper for resolution of any objection which shall have been made by the Company or Manager to the other’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by such court, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 6(k)(i) hereof. Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 6(m)(i) of this Agreement, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).
(iii)    The Company agrees to pay the reasonable fees and expenses of Independent Counsel and to fully indemnify and hold harmless such Independent Counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

(l)     Presumptions and Effect of Certain Proceedings.
(i)    In making a determination with respect to entitlement to indemnification hereunder, the person, persons or entity making such determination shall presume that Manager is entitled to indemnification under this Agreement if Manager has submitted a request for indemnification in accordance with Section 6(j)(ii) of this Agreement, and the Company shall have the burden of proof to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption. Neither the failure of the Company (including by the Disinterested Directors or Independent Counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Manager has met the applicable standard of conduct, nor an actual determination by the Company (including by the Disinterested Directors or Independent Counsel) that Manager has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Manager has not met the applicable standard of conduct.
(ii)    If the person, persons or entity empowered or selected under Section 6(k) of this Agreement to determine whether Manager is entitled to indemnification shall not have made a determination within thirty (30) days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall, to the fullest extent permitted by law, be deemed to have been made and Manager shall be entitled to such indemnification, absent (i) a misstatement by Manager of a material fact, or an omission of a material fact necessary to make Manager’s statement not materially misleading, in connection with the request for indemnification, or (ii) a final judicial determination that any or all such indemnification is expressly prohibited under applicable law; provided, however, that such 30-day period may be extended for a reasonable time, not to exceed an additional fifteen (15) days, if the person, persons or entity making the determination with respect to entitlement to indemnification in good faith requires such additional time for the obtaining or evaluating of documentation and/or information relating thereto.
(iii)    The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Manager to indemnification or create a presumption that Manager did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Manager had reasonable cause to believe that his conduct was unlawful.
(iv)    For purposes of any determination of good faith, Manager shall be deemed to have acted in good faith if Manager’s action is based on the records or books of account of the Company, including financial statements, or on information supplied to Manager by the managers or officers of the Company in the course of their duties, or on the advice of legal counsel for the Company, its Board, any committee of the Board or any manager of the Company, or on information or records given or reports made to the Company, its Board, any committee of the Board or any manager, by an independent certified public accountant or by an appraiser or other expert selected by the Company, its Board, any committee of the Board or any manager. The provisions of this Section 6(l)(iv) shall not be deemed to be exclusive or to limit in any way the other circumstances in which Manager may be deemed or found to have met the applicable standard of conduct set forth in this Agreement.
(v)    The knowledge and/or actions, or failure to act, of any other manager, officer, agent or employee of the Company shall not be imputed to Manager for purposes of determining the right to indemnification under this Agreement.
(m)    Remedies of Manager.
(i)    In the event that (i) a determination is made pursuant to Section 6(k) of this Agreement that Manager is not entitled to indemnification under this Agreement, (ii) advancement of Expenses, to the fullest extent permitted by applicable law, is not timely made pursuant to Section 10 of this Agreement, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 6(k)(i) of this Agreement within thirty (30) days after receipt by the Company of the request for indemnification, (iv) payment of indemnification is not made pursuant to Section 6(d), 6(e), 6(f) or the last sentence of Section 6(k)(i) of this Agreement within ten (10) days after receipt by the Company of a written request therefor, (v) a contribution payment is not made in a timely manner pursuant to Section 6(g) of this Agreement, (vi) payment of indemnification pursuant to Section 6(b) or 6(c) of this Agreement is not made within ten (10) days after a determination has been made that Manager is entitled to indemnification, or (vii) payment to Manager pursuant to any hold harmless or exoneration rights under this Agreement or otherwise is not made in accordance with this Agreement, Manager shall be entitled to an adjudication by any court in the State of Texas having subject matter jurisdiction thereof and in which venue is proper to such indemnification, hold harmless, exoneration, contribution or advancement rights. Alternatively, Manager, at his option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Except as set forth herein, the provisions of Texas law (without regard to its conflict of laws rules) shall apply to any such arbitration. The Company shall not oppose Manager’s right to seek any such adjudication or award in arbitration.
(ii)    In the event that a determination shall have been made pursuant to Section 6(k)(i) of this Agreement that Manager is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 6(m) shall be conducted in all respects as a de novo trial, or arbitration, on the merits and Manager shall not be prejudiced by reason of that adverse determination.
(iii)    In any judicial proceeding or arbitration commenced pursuant to this Section 6(m), Manager shall be presumed to be entitled to be indemnified, held harmless, exonerated and advanced Expenses under this Agreement and the Company shall have the burden of proving Manager is not entitled to be indemnified, held harmless, exonerated and advanced Expenses, as the case may be, and the Company may not refer to or introduce into evidence any determination pursuant to Section 6(k)(i) of this Agreement adverse to Manager for any purpose. If Manager commences a judicial proceeding or arbitration pursuant to this Section 6(m), Manager shall not be required to reimburse the Company for any advances pursuant to Section 6(i) until a final determination is made with respect to Manager’s entitlement to indemnification (as to which all rights of appeal have been exhausted or lapsed).
(iv)    If a determination shall have been made pursuant to Section 6(k)(i) of this Agreement that Manager is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 6(m), absent (i) a misstatement by Manager of a material fact, or an omission of a material fact necessary to make Manager’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.
(v)    The Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 6(m) that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement.
(vi)    The Company shall indemnify and hold harmless Manager to the fullest extent permitted by law against all Expenses and, if requested by Manager, shall (within ten (10) days after the Company’s receipt of such written request) pay to Manager, to the fullest extent permitted by applicable law, such Expenses which are incurred by Manager in connection with any judicial proceeding or arbitration brought by Manager: (A) to enforce his rights under, or to recover damages for breach of, this Agreement or any other indemnification, hold harmless, exoneration, advancement or contribution agreement or provision of the Organizational Documents now or hereafter in effect; or (B) for recovery or advances under any insurance policy maintained by any person for the benefit of Manager, regardless of the outcome and whether Manager ultimately is determined to be entitled to such indemnification, hold harmless or exoneration right, advancement, contribution or insurance recovery, as the case may be (unless such judicial proceeding or arbitration was not brought by Manager in good faith).
(vii)    Interest shall be paid by the Company to Manager at the legal rate under Texas law for amounts which the Company indemnifies, holds harmless or exonerates, or advances, or is obliged to indemnify, hold harmless or exonerate or advance for the period commencing with the date on which Manager requests indemnification, to be held harmless, exonerated, contribution, reimbursement or advancement of any Expenses and ending with the date on which such payment is made to Manager by the Company.
(n)    Security. Notwithstanding anything herein to the contrary, to the extent requested by Manager and approved by the Board, the Company may at any time and from time to time provide security to Manager for the Company’s obligations hereunder through an irrevocable bank line of credit, funded trust or other collateral. Any such security, once provided to Manager, may not be revoked or released without the prior written consent of Manager.
(o)    Non-Exclusivity; Survival of Rights; Insurance; Subrogation.
(i)    The rights of Manager as provided by this Agreement shall not be deemed exclusive of any other rights to which Manager may at any time be entitled under applicable law, the Organizational Documents, any agreement, a vote of members of the Company or a resolution of managers, or otherwise. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Manager under this Agreement in respect of any Proceeding (regardless of when such Proceeding is first threatened, commenced or completed) or claim, issue or matter therein arising out of, or related to, any action taken or omitted by such Manager in his Corporate Status prior to such amendment, alteration or repeal. To the extent that a change in applicable law, whether by statute or judicial decision, permits greater indemnification, hold harmless or exoneration rights or advancement of Expenses than would be afforded currently under the Organizational Documents or this Agreement, it is the intent of the parties hereto that Manager shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.
(ii)    The Company may purchase and maintain insurance or furnish similar protection or make other arrangements including, but not limited to, providing a trust fund, letter of credit, or surety bond (“Indemnification Arrangements”) on behalf of Manager against any liability asserted against him or incurred by or on behalf of him or in such capacity as a manager, employee or agent of the Company, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Agreement. The purchase, establishment, and maintenance of any such Indemnification Arrangement shall not in any way limit or affect the rights and obligations of the Company or of Manager under this Agreement except as expressly provided herein, and the execution and delivery of this Agreement by the Company and Manager shall not in any way limit or affect the rights and obligations of the Company or the other party or parties thereto under any such Indemnification Arrangement.
(iii)    To the extent that the Company or any of its affiliates maintains an insurance policy or policies providing liability insurance for managers, employees, or agents of the Company, Manager shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such managers, employees or agents under such policy or policies. If, at the time the Company receives notice from any source of a Proceeding as to which Manager is a party or a participant (as a witness, deponent or otherwise), the Company has director and officer liability insurance in effect, the Company shall give prompt notice of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Manager, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.
(iv)    In the event of any payment under this Agreement, the Company, to the fullest extent permitted by law, shall be subrogated to the extent of such payment to all of the rights of recovery of Manager, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.
(p)    Duration of Agreement. All agreements and obligations of the Company contained herein shall continue during the period Manager serves as a manager of the Company and shall continue thereafter so long as Manager shall be subject to any possible Proceeding (including any rights of appeal thereto and any Proceeding commenced by Manager pursuant to Section 6(m) of this Agreement) by reason of his Corporate Status, whether or not he is acting in any such capacity at the time any liability or expense is incurred for which indemnification or advancement can be provided under this Agreement.
7.     INFORMATION. The Company shall make its management available to discuss the business and operations of the Company upon Manager’s reasonable request.

8.    EFFECT OF WAIVER. The waiver by either party of the breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.
9.    GOVERNING LAW. This Agreement shall be interpreted in accordance with, and the rights of the parties hereto shall be determined by, the laws of the state of Texas without reference to its conflicts of laws principles.
10.    ASSIGNMENT. The rights and benefits of the Company under this Agreement shall not be transferable except by operation of law without Manager’s consent, and all the covenants and agreements hereunder shall inure to the benefit of, and be enforceable by or against, its successors and assigns. The duties and obligations of Manager under this Agreement are personal and therefore Manager may not assign any right or duty under this Agreement without the prior written consent of the Company.
11.    BINDING EFFECT; SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of and be enforceable by each of the parties hereto and their respective successors, permitted assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), heirs and personal legal representatives.

12.     SEVERABILITY; HEADINGS. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid as applied to any fact or circumstance, it shall be modified by the minimum amount necessary to render it valid, and any such invalidity shall not affect any other provision, or the same provision as applied to any other fact or circumstance. The headings used in this Agreement are for convenience only and shall not be construed to limit or define the scope of any Section or provision.
13.    COUNTERPARTS; AMENDMENT. This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement. No amendment to this Agreement shall be effective unless in writing signed by each of the parties hereto.
The parties hereto have caused this Independent Manager Agreement to be executed on the date first above written.

For Alta Mesa Holdings GP, LLC

By:	/s/ John C. Regan
Name:	John C. Regan
Title:	Chief Financial Officer

By:	/s/ Patrick J. Bartels Jr.
Name:	Patrick J. Bartels Jr.
Title:	Managing Member
Redan Advisors LLC